Exhibit 99


Contacts:  Murray L. Swanson                      Karen M. Stewart
           Executive Vice President - Finance     Vice President
           (312) 630-1900                         - Investor Relations
           murray.swanson@teldta.com              (608) 828-8316
                                                  karen.stewart@teldta.com
FOR RELEASE:  IMMEDIATE

                             TDS ANNOUNCES AGREEMENT
                   TO COMBINE AMERICAN PAGING WITH TSR PAGING

December 23, 1997, Chicago, Illinois - Telephone and Data Systems, Inc. [AMEX:TDS] today announced that it has entered into a definitive agreement with TSR Paging, Inc. ("TSR") to combine their respective paging businesses. Under the terms of the agreement, TDS proposes to negotiate and enter into a merger agreement with American Paging, Inc. [AMEX:APP], pursuant to which a wholly owned subsidiary of TDS would acquire all of the issued and outstanding stock of APP not owned by TDS for cash in an amount equal to $2.25 per APP share. Upon consummation of the merger in accordance with the merger agreement, TDS would contribute substantially all of the assets and certain, limited liabilities of APP, and TSR would contribute all of its assets and liabilities to a limited liability company called TSR Wireless, LLC. The new company would not assume approximately $170 million of debt owed by APP to TDS. The asset contribution agreement provides that, subject to adjustment, TDS will have a 30% interest and TSR will have a 70% interest in the new company.

The Board of Directors of APP is expected to refer the offer to a special committee of independent directors for review and recommendation. The formation of the new company, while subject to a number of conditions, including consummation of the merger and regulatory approvals, is expected to occur by the end of March 1998.

TDS currently owns 12.5 million Series A Common Shares and 4.0 million Common Shares of APP, representing approximately 82% of the issued and outstanding shares of APP. In connection with the asset contribution agreement, TDS and TSR Wireless have also entered into an option agreement pursuant to which TDS granted TSR Wireless an option to acquire certain intercompany liabilities owed by APP to TDS under certain conditions.

LeRoy T, Carlson, Jr., President and CEO of TDS, and Mitchell Sacks, President of TSR, said in a joint statement that the merger will create a dynamic new company that will be a major force in the paging industry throughout the United States. Combined, the new company will have more than 2.2 million customer units, more than 160 retail outlets and the financial and technical ability to create a nationwide paging network. Sacks will be the President of the new company.

TSR Paging, founded in 1975, is ranked seventh in the United States wireless messaging industry and is its largest privately-owned company. Based in Fort Lee, New Jersey, the company has 700 employees and currently operates in 10 states with 1.45 million

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customer units and 900 transmitters in service.

American Paging, Inc., in business since 1980, is ranked twelfth in the industry in terms of customer units in service. Based in Minneapolis, APP has more than 600 employees and operates in 21 states with approximately 800,000 customer units and more than 1,000 transmitters.

"With our combined base of 2.2 million customer units and the dynamic growth rates of both companies, we expect the new company to establish itself as one of the nation's top five paging companies within the next year," Carlson and Sacks declared. "For the customers of both companies, the transition will be virtually seamless. In the short term, there will be no interruption in services or change in costs. In the long term, we intend that the new company will provide even better service and offer a broader range of advanced product choices."

The present TSR and APP paging businesses are quite complementary and largely concentrated in different parts of the United States, Carlson and Sacks noted. APP is strong in the southeastern and midwestern states, with its largest markets in Florida, Minneapolis/St. Paul and Washington, D.C. TSR is strong in the northeast and southwest, with its largest markets in New York, Los Angeles, and San Francisco. Where they have overlapping networks, including Chicago, Washington, D.C., and Arizona, the new company will continue to operate both until a selection is made to migrate customers to a single network that will best serve their needs.

The two companies' marketing profiles are also complementary. TSR has a large reseller program and rapidly expanding retail presence, with over 160 stores. APP has a well-developed direct channel distribution system and nationwide PCP and n-PCS licenses which provide growth potential for the new company.

The new company will operate the nation's first commercial two-way paging network using the ReFLEX 25 protocol, which APP is launching in Pittsburgh. It will also take over APP's national customer service center in Oklahoma City, which opened in April of 1996. The center gives customers toll-free access to state-of-the-art customer-call processing technology 24-hours-a-day, seven-days-a-week.

"This combination will be good for the customers, employees and business partners of both TSR Paging and American Paging," declared Carlson and Sacks. "Paging will continue to have an important role in the personal telecommunications industry because, for many customer needs, it offers distinct advantages over cellular and other technologies. This combination creates a new company that we believe will have the resources it takes to succeed and grow in the paging industry: people, financial, and technical."

TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and radio paging operations and developing PCS operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.


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Internet home pages:     TDS                     http://www.teldta.com
                         American Paging         http://www.americanpaging.com
                         TSR Paging              http://www.beep.com




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